EXHIBIT 12

                            HERSHEY FOODS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (IN THOUSANDS OF DOLLARS EXCEPT FOR RATIOS)
                                   (UNAUDITED)

                                                     FOR THE THREE MONTHS ENDED
                                                     --------------------------
                                                        APRIL 2,       APRIL 4,
                                                          2000           1999
                                                      ----------      --------
EARNINGS:

    Income before income taxes                         $116,688      $341,579(a)

    Add (deduct):

         Interest on indebtedness                        18,946        19,342
         Portion of rents representative of the
           interest factor (b)                            3,847         3,117
         Amortization of debt expense                       122           121
         Amortization of capitalized interest             1,059           806
                                                       --------      --------

              Earnings as adjusted                     $140,662      $364,965
                                                       ========      ========

FIXED CHARGES:

         Interest on indebtedness                      $ 18,946      $ 19,342
         Portion of rents representative of the
           interest factor (b)                            3,847         3,117
         Amortization of debt expense                       122           121
         Capitalized interest                               ---           209
                                                       --------       -------

              Total fixed charges                      $ 22,915      $ 22,789
                                                       ========      ========

RATIO OF EARNINGS TO FIXED CHARGES                         6.14         16.01
                                                       ========      ========


NOTE:

(a) Includes a gain of $243.8 million on the sale of the Corporation's pasta business.

(b) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.